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                                                               EXHIBIT 3.1(a)

                          ARTICLES OF AMENDMENT

                                   OF

              COMPUCREDIT CORPORATION, A GEORGIA CORPORATION

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     Pursuant to the provisions of Section 14-2-1006 of the Georgia Business
Corporation Code (the "Code"), CompuCredit Corporation (the "Corporation") hereby submits these Articles of Amendment to its Amended and Restated Articles of Incorporation in order to increase the number of shares which the Corporation shall have authority to issue.

     1.  The name of the Corporation is CompuCredit Corporation.

     2. The first full sentence of Article III of the Corporation's Amended and Restated Articles of Incorporation is hereby amended and restated as follows:

         "The total number of shares of all classes of capital stock which the Corporation shall have the authority to issue shall be (i) 150,000,000 shares of no par value common stock (the "Common Stock") and (ii) 10,000,000 shares of no par value preferred stock (the "Preferred Stock").

     3. This amendment was duly adopted by the Board of Directors of the Corporation on February 2, 2000, and approved the shareholders of the Corporation on May 2, 2000.

     4. This amendment was approved by the shareholders of the Corporation in accordance with the provisions of Section 14-2-1003 of the Code.


     IN WITNESS WHEREOF, the Corporation has caused its duly authorized corporate officer to execute these Articles of Amendment on May 3, 2000.


                                  /s/ Rohit H. Kirpalani
                                  -----------------------------------
                                  Rohit H. Kirpalani, Secretary and
                                  General Counsel